UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 23, 2019
Date of Report (Date of earliest event reported)

TiVo Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37870	61-1793262
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2160 Gold Street
San Jose, California 95002
(Address of principal executive offices, including zip code)

(408) 519-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	TIVO	The Nasdaq Stock Market LLC

Item 5.02. Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment and Compensation of Principal Executive Officer and Director

On May 30, 2019, TiVo Corporation (the “Company” or “TiVo”) announced the appointment by its Board of Directors (the “Board”) of David Shull as its President and Chief Executive Officer (“CEO”) and as a member of its Board, effective as of Mr. Shull’s commencement of employment as President and CEO on May 31, 2019 (the “Start Date”). A copy of the press release announcing Mr. Shull’s appointment is attached as Exhibit 99.1 to this report.

Mr. Shull, age 46, has deep experience in the Pay-TV, OTT and digital media fields. He served as Chief Executive Officer of The Weather Channel cable network from January 2016 until its sale in September 2018 and served as Group President, TV of The Weather Channel group from May 2015 to January 2016. Prior to The Weather Channel, Mr. Shull held various executive roles from October 2004 to May 2014 at DISH Network and EchoStar, including Executive Vice President and Chief Commercial Officer, Senior Vice President, Programming, Senior Vice President and Managing Director, Asia Pacific, and Vice President, Operations. Mr. Shull received a B.A. in philosophy from Harvard University and an M.B.A. from Oxford University.

There are no family relationships between Mr. Shull and any Company director, executive officer or nominee for any such position.

Mr. Shull is not a party to any transaction with the Company other than as described in this report or contemplated in the Offer Letter (as defined below) or Severance Agreement (as defined below).

Offer Letter with Mr. Shull

The Company entered into an Offer Letter agreement with Mr. Shull dated May 24, 2019 (the “Offer Letter”), a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference. Under the terms of the Offer Letter, Mr. Shull is entitled to an initial annual base salary of $750,000 and is eligible to participate in the Senior Executive Company Incentive Plan with a cash bonus target equal to 125% of his base salary and a maximum payout of up 175% of the target amount, pro rated for any partial year served. Mr. Shull will also be eligible to receive Company benefits pursuant to Company policy and subject to the terms and conditions of the governing benefits plans, and will be a beneficiary under the Company’s liability insurance policy for its directors and officers. Mr. Shull’s employment with the Company is subject to at-will termination by either the Company or Mr. Shull.

TiVo also will grant Mr. Shull, on June 1, 2019, the first day of the month following the Start Date consistent with the Company’s equity award grant policy, a restricted stock unit award with a total value of $3,500,000. The number of units underlying the restricted stock unit award will be determined based on the closing price of TiVo’s common stock on May 31, 2019. The restricted stock unit award will vest, if at all, only to the extent Mr. Shull remains in employment as the CEO of the Company on the earliest date that TiVo consummates: (i) a sale of the entire Company, (ii) a spin-off of the Company’s Product business, (iii) a spin-off of the Company’s IP Licensing business or (iv) a sale of either the Company’s Product or IP Licensing businesses (the “Vesting Date”). The restricted stock unit award will be granted pursuant to the Company’s TiVo Corporation 2008 Equity Incentive Plan and standard form of performance-based restricted stock unit award agreement thereunder, and the awards are not subject to any vesting acceleration benefits under any executive severance plan or otherwise.

Subject to Mr. Shull becoming CEO on the Start Date, TiVo will pay Mr. Shull a one-time $1,000,000 cash signing bonus, subject to standard payroll reductions and withholdings, within 30 days following the Start Date. A portion of such signing bonus will be subject to repayment by Mr. Shull if his employment is terminated prior to the first anniversary of the Start Date: (i) by the Company or a subsidiary for Cause (as defined in the Severance Agreement), (ii) by Mr. Shull without Good Reason (as defined in the Severance Agreement), or (iii) by the Company or a subsidiary due to Mr. Shull’s failure to perform his duties, subject to certain notice requirements as set forth in the Offer Letter; provided, that if the Vesting Date occurs prior to the first anniversary of the Start Date, the foregoing repayment obligation will lapse.

Additionally, Mr. Shull will be paid (i) a monthly stipend of $8,000 to cover his travel and housing expenses in travelling from his home and working at the Company’s San Jose offices, and (ii) up to $25,000 for his legal expenses incurred in connection with negotiation of the Offer Letter and Severance Agreement. All such payments are subject to standard payroll deductions and withholdings.

The foregoing description of the Offer Letter is a summary and is qualified in its entirety by reference to the copy of the Offer Letter attached hereto as Exhibit 10.1 and incorporated by reference herein.

Executive Severance and Arbitration Agreement with Mr. Shull

The Company also entered into an Executive Severance and Arbitration Agreement (the “Severance Agreement”) with Mr. Shull dated as of May 31, 2019. A copy of the Severance Agreement is attached to this report as Exhibit 10.2 and incorporated herein by reference. Capitalized terms below are defined in the Severance Agreement.

The Severance Agreement provides, among other things, for severance payments to Mr. Shull under certain conditions as follows:

If, at any time, (i) the Company terminates Mr. Shull’s employment without Cause and other than as a result of Mr. Shull’s death or Disability, (ii) Mr. Shull resigns for Good Reason or (iii) Mr. Shull does not become the Chief Executive Officer of either of the Product or IP businesses at the completion of the separation of such businesses contemplated in the Company’s May 9, 2019 announcement of same (the “Separation”), then subject to certain obligations required of Mr. Shull, including the execution, delivery and non-revocation of a release of claims against the Company, the Company will provide Mr. Shull: (A) an amount equal to one year of his annual base salary in effect on the date of such termination (without giving effect to any change of pay triggering a Good Reason resignation), paid over the twelve-month period following Mr. Shull’s separation from service, (B) if Mr. Shull’s termination occurs six months or more following the Start Date, a pro rated annual bonus based on time served in the year of termination (or the prior year if termination occurs after the end of a given year and prior to the payment of bonuses for such year), and (C) continuation of welfare benefits and COBRA premiums for up to twelve months.

The foregoing description of the Severance Agreement is a summary and is qualified in its entirety by reference to the copy of the Executive Severance and Arbitration Agreement attached hereto as Exhibit 10.2 and incorporated by reference herein.

Departure of Principal Executive Officer and Appointment and Compensation of Vice Chairperson

Effective as of Mr. Shull’s Start Date, Raghavendra Rau, the Company’s Interim CEO and President, resigned from those positions and, effective at the same time, the Board appointed Mr. Rau as Vice Chairperson of the Board.

Letter Agreement with Mr. Rau

The Company entered into a Letter Agreement with Mr. Rau dated May 24, 2019 (the “Letter Agreement”), a copy of which is attached to this report as Exhibit 10.3 and incorporated herein by reference.

Under the terms of the Letter Agreement, Mr. Rau shall be paid: (i) for June 2019, a cash payment $62,500, (ii) for the balance of fiscal year 2019, a cash payment of $250,000 reduced by one half of the value of the non-employee director annual equity grant to be made July 1, 2019, paid in two quarterly installments and (iii) for 2020, such compensation as is determined by the Board.

On July 1, 2019, consistent with the Company’s standard non-employee director arrangements, TiVo will grant Mr. Rau an annual restricted stock award grant on the same terms as all other non-employee directors.

For the 2019 fiscal year, pursuant to the Company’s standard Senior Executive Company Incentive Plan, Mr. Rau will receive a pro rated bonus for time served as Interim CEO in 2019, subject to a minimum payment of 50% of his target 2019 bonus. Mr. Rau’s 2019 bonus will be paid concurrently with payment of other executive bonuses and no later than March 15, 2020. Such bonus payment is subject to Mr. Rau’s execution of a release of claims in the Company’s standard form (the “Release”). In addition, the 2018 and 2019 RSU (each as defined in Mr. Rau’s amended and restated offer letter from the Company dated December 27, 2018) will be fully vested on the effective date of the Release.

If the Company enters into an agreement, on or prior to December 31, 2019, to consummate: (i) a sale of the entire Company, or (ii) a sale of either the Company’s Product business or IP Licensing business, then subject to Mr. Rau’s continued service to the Company through end of his current term as a director, TiVo will pay Mr. Ray a change of control payment of $750,000 paid in one lump sum, subject to standard deductions and withholdings, upon consummation of such transaction; provided, that such transaction is completed prior to December 31, 2020.

Additionally, Mr. Rau will be reimbursed for (i) his travel and housing expenses in travelling from his home and working at the Company’s San Jose offices through June 30, 2019, (ii) expenses incurred in the performance of his duties prior to June 30, 2019, and (iii) expenses incurred for travel as needed for fulfillment of his Vice Chairperson duties. The Company has also agreed to pay Mr. Rau’s COBRA premiums, under certain conditions, through the earlier of: (i) December 31, 2019 and (ii) the date on which Mr. Rau becomes eligible for health insurance coverage through a new employer.

Finally, Mr. Rau remains covered under the Company’s existing director and officer liability insurance.

The foregoing description of the Letter Agreement is a summary and is qualified in its entirety by reference to the copy of the Letter Agreement attached hereto as Exhibit 10.3 and incorporated by reference herein.

Executive Equity Awards

In connection with increased responsibilities being undertaken by certain of TiVo’s named executive officers in connection with the Separation, Matt Milne and Arvin Patel will each be granted, on June 1, 2019, restricted stock unit awards with a total value of $200,000 and $100,000, respectively. The number of units underlying the restricted stock unit award will be determined based on the closing price of TiVo’s common stock on May 31, 2019. The restricted stock unit awards will vest, if at all, only to the extent that the executive remains in employment with the Company on the earliest date that TiVo consummates: (i) a sale of the entire Company, (ii) a spin-off of the Company’s Product business, (iii) a spin-off of the Company’s IP Licensing business or (iv) a sale of either the Company’s Product or IP Licensing businesses. The restricted stock unit awards will be granted pursuant to the Company’s TiVo Corporation 2008 Equity Incentive Plan and standard form of performance-based restricted stock unit award agreement thereunder, and the awards are not subject to any vesting acceleration benefits under any executive severance plan or otherwise.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 23, 2019, the TiVo Board amended and restated (the “Amended Bylaws”) the Company’s Amended and Restated Bylaws to add the role of Vice Chairperson and effect related changes.

The foregoing description of the Amended Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Bylaws attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On May 30, 2019, TiVo announced updated expectations for its fiscal 2019 financial results.

A copy of the press release announcing the updated estimates is included herein as Exhibit 99.1 to this report. The press release is incorporated herein by reference and the foregoing description is qualified in its entirety by reference to the press release.

Item 9.01. Financial Statements and Exhibits.

(d)    The following exhibits are furnished with this report on Form 8-K:

Exhibit Number	Description
3.1	Amended and Restated Bylaws of TiVo Corporation.
10.1	Offer Letter dated May 24, 2019 between TiVo Corporation and David Shull.
10.2	Executive Severance and Arbitration Agreement dated as of May 31, 2019 between TiVo Corporation and David Shull.
10.3	Letter Agreement dated May 24, 2019 between TiVo Corporation and Raghavendra Rau.
99.1	Press release dated May 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TiVo Corporation (Registrant)

Date:	By:	/s/ Pamela Sergeeff
May 30, 2019		Pamela Sergeeff
Executive Vice President & General Counsel